Exhibit 10.2

John Wiley & Sons, Inc.
2014 Executive Annual Incentive Plan

1.
PURPOSE. The principal purposes of the John Wiley & Sons, Inc. 2014 Executive Annual Incentive Plan (the "Plan") are to enable John Wiley & Sons, Inc. (the "Company") to reinforce and sustain a culture devoted to excellent performance, reward significant contributions to the success of the Company, and attract and retain highly qualified executives.

2.
ADMINISTRATION OF THE PLAN. The Plan will be administered by a committee (the "Committee") appointed by the Board of Directors of the Company from among its members (which may be the Executive Compensation and Development Committee or a subcommittee thereof) and shall be comprised solely of no fewer than two members, all of whom shall be “outside directors" within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

The Committee shall have all the powers vested in it by the terms of this Plan, including the authority (within the limitations described herein) to select participants in the Plan and determine the terms and conditions for the cash target awards, including without limitation, to determine the time when cash target awards will be granted, to determine whether objectives and conditions for achieving cash target awards have been met, to determine whether awards will be paid out at the time set forth in Section 4(c) below or deferred, and to determine whether a cash target award or payout of an award should be reduced or eliminated.  Unless otherwise determined by the Committee, it is intended that any cash target awards under the Plan satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, where applicable.

The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareholders and any person granted a cash target award under the Plan.

Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company of the payment of awards.  The failure of any aspect of the Plan to satisfy Section 162(m) shall not void any action taken by the Committee under the Plan.

The Committee may delegate all or a portion of its administrative duties under the Plan to such officers or other employees of the Company as it shall determine; provided, however, that no delegation shall be made regarding the selection of participants in the Plan, the amount and timing of cash target awards or payouts of awards, or the objectives and conditions pertaining to cash target awards or payouts of awards.

3.
ELIGIBILITY. The Committee, in its discretion, may grant cash target awards to executive officers for each fiscal year of the Company as it shall determine.  Those executive officers who are selected by the Committee and granted cash target awards for a fiscal year of the Company are referred to as "participants" for such fiscal year.

4.	AWARDS.

a.
Granting of Cash Target Awards. For each fiscal year of the Company, each participant shall be granted a cash target award under the Plan as soon as practicable and no later than 90 days after the commencement of such fiscal years, provided, however, that if an individual first becomes eligible to participate after such 90 day period, that individual may be granted a cash target award after no more than 25% of the period of service to which the cash target award relates has elapsed.

b.	Performance Targets.
i.
For each fiscal year of the Company, the performance targets for each cash target award shall be determined by the Committee in writing, by resolution of the Committee or other appropriate action, not later than 90 days after the commencement of such fiscal year.  The performance targets shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the applicable participant if such performance targets are attained.  If an individual first becomes eligible to participate after such 90 day period, that individual's performance targets may be determined by the Committee in writing, by resolution of the Committee or other appropriate action, after no more than 25% of the period of service to which the performance targets relate has elapsed.

ii.
The annual performance targets for each cash target award shall be based on achievement of hurdle rates and/or growth in one or more business criteria that apply to the individual participant, including one or more business units, subsidiaries or the Company as a whole. The business criteria shall be as follows, individually or in combination: (A) net income; (B) earnings per share; (C) revenue; (D) net revenue growth; (E) market share; (F) operating income; (G) expenses; (H) working capital; (I) operating margin; (J) return on equity; (K) return on assets; (L) market price per share; (M) total return to stockholders; (N) cash flow; (0) free cash flow; (P) return on investment; (Q) earnings before interest, taxes, depreciation and amortization; (R) earnings before interest, taxes and amortization; (S)  contribution to profit; (T) economic value added; and (U) objectively quantifiable customer or constituency satisfaction. In addition, the performance targets may include comparisons to performance of other companies or indices, using one or more of the foregoing business criteria.  The Committee may provide in any cash target award that any evaluation of performance exclude the impact of any or all of the following: (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax law, accounting principles or methodology, or other laws or provisions affecting reported results; (4) accruals for reorganization and restructuring programs; (5) any non-recurring items as described in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders or other filings for the applicable year; (6) acquisitions or divestitures; (7) any non-required contributions to the Company pension plan; (8) foreign exchange gains and losses; and (9) cash capital expenditures for facilities acquisition or construction.

c.
Payout of Awards. Payout of an award granted under the Plan may either be in cash or in the form of an equity award under the Company’s 2014 Key Employee Stock Plan (as amended from time to time, and any successor or replacement thereof). As a condition to the right of a participant to receive a payout of an award granted under this Plan, the Committee shall first be required to certify in writing, by resolution of the Committee or other appropriate action, that achievement of the award has been determined in accordance with the provisions of this Plan. Awards for a fiscal year shall be payable following the certification thereof by the Committee for such fiscal year and, subject to Section 4(e) below, by not later than the 15th day of the third month following the later of (i) the end of such fiscal year or (ii) the end of the participant’s taxable year in which occurs the end of the fiscal year.

d.
Discretion. After a cash target award has been granted, the Committee shall not increase such cash target award, and after a performance target has been determined, the Committee shall not revise such performance target in a manner that would increase the amount of compensation otherwise payable in respect of the award. Notwithstanding the attainment by the Company and a participant of the applicable targets, the Committee has the discretion, by participant, to reduce, prior to the confirmation of the award, some or all of an award that otherwise would be paid.

e.
Deferral. The Committee may determine to mandatorily defer or authorize participants to voluntarily defer the payout of an award or a portion of an award, in such manner as is consistent with the intent to comply with the rules under Code Section 409A.  The Committee may determine the periods of such deferrals and any interest, not to exceed a reasonable rate, to be paid in respect of deferred payments. The Committee may also define such other conditions of payouts of awards as it may deem desirable in carrying out the purposes of the Plan, in such manner as is consistent with the intent to comply with the rules under Code Section 409A.

f.
Maximum Payout per Fiscal Year. No individual participant may receive a cash target award or a payout of an award under the Plan which is more than $6 million with respect to any fiscal year, excluding deferred amounts from prior years.

5.	MISCELLANEOUS PROVISIONS.

a.
Withholding Taxes. The Company (or the relevant subsidiary or affiliate) shall have the right to deduct from all payouts of awards hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such payouts.

b.
No Rights to Cash Target Awards. Except as set forth herein, no person shall have any claim or right to be granted a cash target award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any person any right to be retained in the employ of the Company or any of its subsidiaries, divisions or affiliates.

c.
Funding of Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payout of any award under the Plan.

d.
Awards are Subject to Clawback.  All awards under the Plan are subject to the Company’s clawback policy as in effect from time to time.  Without limiting the generality of the foregoing, in the event that the Company is required to file a restatement of its financial results due to fraud, gross negligence or intentional misconduct by one or more employees, and/or material non-compliance with securities laws, the Company may require reimbursement of any Award in the amount by which the payment under the Award exceeded any lower payment that would have been made based on the restated financial results, for the fiscal year in which the restatement was required, to the full extent required or permitted by law. If a participant is directly responsible for or involved in fraud, gross negligence or intentional misconduct that causes the Company to file a restatement of its financial results, the Company may require reimbursement of all annual incentive compensation awarded to such participant, for the fiscal year in which the restatement was required, to the full extent required or permitted by law.

e.
Non-Transferability of Awards.  No award under the Plan shall be transferable other than by will or the laws of descent and distribution. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

f.
Effect on Other Plans.  Payments pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (a) such other plan provides that compensation such as payments made pursuant to the Plan are to be considered as compensation thereunder or (b) the Board or the Committee so determines in writing.  Neither the adoption of the Plan nor the submission of the Plan to the Company’s shareholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

g.
Binding Effect.  The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs.  If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 6.

6.	EFFECTIVE DATE, AMENDMENTS AND TERMINATION.

a.
Effective Date. The Plan shall be effective as of July 31, 2014, the date on which it was adopted by the Committee and ratified by the Board (the "Effective Date"), provided that the Plan is approved by the shareholders of the Company at an annual meeting or any special meeting of shareholders of the Company within 12 months of the Effective Date, and such approval of shareholders shall be a condition to the right of each participant to receive any awards or payouts hereunder. Any awards granted under the Plan prior to such approval of shareholders shall be effective as of the date of grant (unless, with respect to any award, the Committee specifies otherwise at the time of grant), but no such award may be paid out prior to such shareholder approval, and if shareholders fail to approve the Plan as specified hereunder, any such award shall be cancelled.

b.
Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall materially adversely affect any rights or obligations with respect to any cash target awards theretofore granted under the Plan without the participant’s consent.

Unless the shareholders of the Company shall have first approved thereof, no amendment of the Plan shall be effective which would: (i) increase the maximum amount which can be paid to any participant under the Plan; (ii) change the types of business criteria on which performance targets are to be based under the Plan; or (iii) modify the requirements as to eligibility for participation in the Plan.

c.
Termination. No cash target awards shall be granted under the Plan after the Annual Meeting of Shareholders in September 2019 (but any awards granted prior thereto may be paid out in accordance with their terms).